Exhibit 99.1

JDA Investor Relations Contact:
Lawrence Delaney, Jr., The Berlin Group
JDA Software Group, Inc. NEWS RELEASE	Tel: (714) 734-5000; larry@berlingroup.com JDA Public Relations Contact:
Jenni Ottum, JDA Public Relations
Tel: (480) 308-3438; Jenni.Ottum@jda.com
JDA Software Announces Cash Repurchase of Series B Preferred Stock and Common
Stock, Appointment to the Board of Directors of CEO Hamish Brewer and Employment
Agreement with Mr. Brewer
Scottsdale, Ariz. – September 9, 2009 – JDA® Software Group, Inc. (NASDAQ: JDAS) today announced that it has repurchased with cash all of its remaining Series B convertible preferred stock outstanding as of Sept. 8, 2009. This stock was issued to finance the Company’s successful acquisition of Manugistics in 2006.
     JDA has agreed to purchase from funds affiliated with Thoma Bravo, LLC (the “Thoma Bravo Funds”) 19,472 shares of its Series B convertible preferred stock and common stock owned by the Thoma Bravo Funds, totaling 1,503,387 common equivalent shares for a purchase price of $30,067,740, which translates to a purchase price of $20.00 per common equivalent share. At June 30, 2009, JDA had cash on hand of approximately $93 million.
     Hamish Brewer, JDA’s chief executive officer, said, “We greatly appreciate the capital and expertise that Thoma Bravo and its representative on our board of directors, Orlando Bravo, brought in connection with the Manugistics transaction. We are pleased that in just three years we have been able to essentially pay off all debt and preferred stock relating to the Manugistics acquisition. JDA is well positioned to pursue its long-term growth objectives.”
     Orlando Bravo, managing partner of Thoma Bravo, commented, “We have been delighted with our partnership with JDA and are happy to have assisted in this cycle of the Company’s growth plans. This investment and the related acquisition are exactly the type of “win-win” scenarios we strive for with our portfolio companies.”
     JDA also announced the appointment of Brewer to JDA’s board of directors as a Class III director. Concurrently with this appointment, JDA and Brewer entered into an Amended and Restated Executive Employment Agreement, dated Sept. 8, 2009.
About JDA Software Group, Inc.
     JDA® Software Group, Inc. (NASDAQ: JDAS) is the world’s leading supply chain solutions provider, helping companies optimize operations and improve profitability. JDA drives business efficiency for its global customer base of more than 5,800 retailers, manufacturers, wholesaler-distributors and services industries companies through deep domain expertise and innovative solutions. JDA’s combination of unmatched services, together with its integrated yet modular solutions for merchandising, supply chain planning and execution and revenue management, leverage the strong heritage and knowledge capital of market leaders including Manugistics, E3, Intactix and Arthur. When supply
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JDA Software Announces Cash Repurchase of Series B Preferred Stock and Common Stock, Appointment to the Board of Directors of CEO Hamish Brewer
chain results matter, companies turn to JDA. For more information about JDA, visit www.jda.com or contact us at info@jda.com or call +1.800.479.7382 / +1.480.308.3000.
About Thoma Bravo, LLC
     Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years.  The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth.  Thoma Bravo applies its investment strategy across multiple industries with a particular focus on the software and services sectors. In the software industry, Thoma Bravo has completed 40 acquisitions across 13 platform companies with total annual earnings in excess of $600 million. For more information on Thoma Bravo, visit http://www.thomabravo.com/.
We do not believe this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Nevertheless, if remarks in this press release are considered to be “forward-looking” or to have forward-looking implications, we would remind our investors and prospective investors that future events may involve risks and uncertainties. Other risks and uncertainties that may affect our business are detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.
“JDA” is a trademark or registered trademark of JDA Software Group, Inc. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group, Inc.
JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, Ariz. 85260